Exhibit 10.1
SETTLEMENT AND CROSS-LICENSE AGREEMENT
January 2, 2007
This Settlement and Cross-License Agreement (this “Agreement”) is made and entered into between and among Idaho Technology, Inc. (“Idaho Technology”); the University of Utah Research Foundation (“Utah Research Foundation”); and Cepheid, a California corporation (“Cepheid”) as of the date first set forth above.
Background Information
A.	Idaho Technology and the Utah Research Foundation (collectively hereafter, “Idaho Technology Plaintiffs”) claim to own and/or exclusively license certain patent rights including rights to grant sub-licenses in the fields of Real-Time PCR, Rapid PCR Amplification Methods, and Melting Curve Analysis.

B.	Idaho Technology Plaintiffs allege that Cepheid infringes certain patents, and has filed a lawsuit styled, “Idaho Technology, Inc. and the University of Utah Research Foundation v. Cepheid,” Case No. 2:05CV01063TS, pending in the United States District Court for the District of Utah (the “Utah Litigation”). In the Utah Litigation, Idaho Technology Plaintiffs specifically allege Cepheid’s infringement of U.S. Patent Nos. 6,787,338 and 6,569,627; and claims 76 and 77 of U.S. Patent No. 6,174,670, relative to products including Cepheid’s GeneXpert® and SmartCycler® devices and kits identified as the “IDI-Strep B Test.”

C.	The parties now wish to settle the Utah Litigation, on terms and conditions agreeable to all parties, including the payment by Cepheid of monetary consideration to Idaho Technology and the grant of rights in certain patents and patent applications by Idaho Technology to Cepheid and by Cepheid to Idaho Technology, as specified below.
Accordingly, in exchange for good and valuable consideration, the receipt and legal adequacy of which is expressly acknowledged, the parties hereby covenant and agree as follows:
Idaho Technology Licensed Patents
1.	“Idaho Technology Licensed Patents” shall mean U.S. Patent Nos. 6,787,338; 6,503,720 and 6,303,305, pending U.S. Patent Applications Nos. 10/843,075 and 10/891,161, and all continuations, divisions, CIPs, and respective foreign counterparts thereof. Idaho Technology Licensed Patents shall also include claims 9, 10, 11, 56, 76, 80 and 107 of U.S. Patent No. 6,174,670, claims of substantially the same scope in foreign counterparts, and claims of continuations, divisions, CIPs, and other patents claiming priority from U.S. Patent No. 6,174,670, but only to the extent necessary to practice claims 9, 10, 11, 56, 76, 80 or 107 of U.S. Patent No. 6,174,670, U.S. Patent Nos. 6,787,338; 6,503,720 and 6,303,305, or pending U.S. Patent Applications Nos. 10/843,075 and 10/891,161.
2.	“Cepheid Instrument” means a thermal cycling device or instrument marketed, distributed, sold, leased or otherwise transferred by Cepheid that:
a.	is primarily intended for use in the automated performance of the polymerase chain reaction (PCR) process;

b.	has one or more positions, each for receiving a single reaction vessel having a reaction volume no larger than 100 microliters, wherein the temperature profile for thermal cycling each reaction can be controlled independently of any other reaction, regardless of whether the reactions are thermal cycled simultaneously, sequentially or otherwise;

c.	for such device or instrument that has more than one reaction vessel, is capable of simultaneously thermal cycling all reaction vessels wherein each vessel is controlled independently of the others during such simultaneous cycling;

d.	may optionally include use of a micro-array of nucleic acid reaction locations within a reaction vessel, wherein the reaction vessel and micro-array are arranged such that each location in the micro-array is exposed to the same, common, reagent environment in the reaction vessel, and wherein the micro-array is located or specifically configured to be located within a reaction vessel that is proprietary to Cepheid;

e.	that but for the license granted in paragraph 4 below, would infringe upon (including contributory infringement) or induce infringement of, one or more of the Idaho Technology Licensed Patents; and

f.	is marketed, distributed, sold, leased or otherwise transferred using trademarks owned by Cepheid.
For purposes of this Agreement, and by way of example, Cepheid’s current SmartCycler® and GeneXpert® instruments are “Cepheid Instruments,” whereas air thermal cyclers having a carousel (e.g. Idaho Technology’s R.A.P.I.D.®, Roche’s LightCycler®, and Corbett’s Rotor-Gene), microtiter plate-based thermal cyclers (e.g. ABI’s 2720, 9700, and 9800), and flexible pouch-based thermal cyclers wherein the sample is moved within the pouch between multiple temperature zones (e.g. Idaho Technology’s RAZOR® and Iquum’s Liat®) are not “Cepheid Instruments.”
3.	“Cepheid Licensed Kits” means kits:
a.	that include one or more PCR reagents (including but not limited to polymerases, dNTPs, primers, probes, dyes, buffers, and instructions for use);

b.	that but for the license granted in paragraph 4 below, would infringe upon (including contributory infringement) or induce infringement of, one or more of the Idaho Technology Licensed Patents;

c.	wherein such PCR reagents are packaged in or marketed to be used with a reaction vessel proprietary to Cepheid that is configured to be received exclusively in a thermal cycling position of a Cepheid Instrument; and

d.	are marketed, distributed, sold or otherwise transferred (i) exclusively using trademarks owned by Cepheid or (ii) using trademarks owned by Cepheid and trademarks owned by an exclusive Cepheid distributor, provided that (A) Cepheid’s trademarks shall be the primary and dominant marks in terms of size and placement, and (B) the exclusive Cepheid distributor’s trademarks shall be secondary and subordinate in terms of size and placement.
4.	Grant by Idaho Technology – Subject to paragraph 10 below, Idaho Technology hereby grants to Cepheid and its Affiliates the world-wide, non-exclusive, fully-paid up, perpetual, royalty-free, non-terminable and irrevocable right and license to make, have made, use, sell, offer to sell, have sold, import, and export Cepheid Instruments and Cepheid Licensed Kits pursuant to the Idaho Technology Licensed Patents (the “Cepheid License”). Additionally, Idaho Technology Plaintiffs release Cepheid for any claims of past infringement of the Idaho Technology Licensed Patents and all of the claims of U.S. Patent Nos. 6,569,627 and 6,174,670, but Idaho Technology grants no future rights in the Cepheid License under U.S. Patent No. 6,569,627, and future rights under the Cepheid License are only granted in claims 9, 10, 11, 56, 76, 80 and 107 of U.S. Patent No. 6,174,670. Solely with respect to Cepheid Instruments and Cepheid Licensed Kits manufactured, distributed or sold by Cepheid (including by and through its distributors), Idaho Technology Plaintiffs also release Cepheid’s distributors and customers for any claims of past infringement of the Idaho Technology Licensed Patents and all of the claims of U.S. Patent Nos. 6,569,627 and 6,174,670.

In addition, Idaho Technology covenants not to sue Cepheid for infringement of any claims in continuations, divisions, CIPs and foreign counterparts of U.S. Patent Nos. 6,569,627 and 6,174,670 (the ‘627 and ‘670 patents) issued on or after the Effective Date, and other patents issued on or after the Effective Date claiming priority from the ‘627 or ‘670 patent or the applications upon which such patents are based; provided, however, that (a) such covenant not to sue extends solely to the extent that such Cepheid Instruments and Cepheid Licensed Kits as listed and described in the “Product Specifications” (as such quoted term is defined below), would, but for the Cepheid License, infringe upon (including contributory infringement) or induce infringement of, one or more of the Idaho Technology Licensed Patents; and (b) such covenant not to sue shall not extend to, and expressly excludes, any of the following items, services or processes: (i) FRET hybridization probe pairs, (ii) SYBR® Green I, (iii) LCGreen® I, LCGreen® Plus, (iv) SimpleProbes®, (v) high resolution melting using a saturation dye and/or an unlabeled probe (as defined in U.S. Patent Application Publication Nos. 2005/0233335 and 2006/0019253), (vi) all claims of U.S. Patent No. 6,174,670 not specifically included in the Idaho Technology Licensed

Patents, or (vii) any additional nucleic acid detection method wherein the detection means or use thereof is proprietary to Idaho Technology and that is first filed, first sold, first offered for sale, or for which rights are first acquired by Idaho Technology after the Effective Date.
For the avoidance of doubt, in the practice of the Idaho Technology Licensed Patents, Cepheid’s use of TaqMan® probes, Scorpion® probes, and other detection moieties for which use is not otherwise proprietary to Idaho Technology is specifically included within the Cepheid License.

For purposes of this Agreement, “Affiliate” shall mean any person, firm, business, corporation, limited liability company or other form of legal entity controlled by, under common control with, or controlling, the party. For these purposes, “control” shall refer to the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interests of a person or entity.

For purposes of this Agreement, “Product Specifications” shall mean the product and software specifications, information and other data disclosed by Cepheid to Idaho Technology, pursuant to the Mutual Non-Disclosure Agreement referenced in paragraph 39 below, through a password-protected electronic data room. The Product Specifications shall be, and hereby are, incorporated by reference as if set forth verbatim herein, and shall be maintained for reference purposes as described in paragraph 39 below. Cepheid represents and warrants that the Product Specifications accurately represent the Cepheid Instruments and Cepheid Licensed Kits as of the date first set forth above.
Cepheid Licensed Patents
5.	Cepheid Licensed Patents means and includes: U.S. Patent Nos. 6,713,297; 6,783,934; 6,911,327; and 6,942,971, plus any and all continuations, divisions, CIPs, foreign counterparts and other patents claiming priority from said patents or the applications upon which such patents are based, including pending U.S. Patent Application No. 11/225,247.

6.	“Idaho Technology Products” means a device, instrument or software used, marketed, distributed, sold, leased or otherwise transferred by Idaho Technology that but for the Idaho Technology License below, would infringe (including contributory infringement) or induce infringement of one or more claims of any of the Cepheid Licensed Patents.

7.	Grant by Cepheid – Cepheid hereby grants to Idaho Technology and its Affiliates the world-wide, non-exclusive, fully-paid up, perpetual, royalty-free, non-terminable and irrevocable right and license to make, have made, use, sell, offer to sell, have sold, import, and export Idaho Technology Products pursuant to the Cepheid Licensed Patents (the “Idaho Technology License”). Additionally,

Cepheid releases Idaho Technology for any claims of past infringement of the Cepheid Licensed Patents.
Non-blocking
8.	It is the intent of the parties to allow Cepheid to exercise its rights and enjoy the practical benefits of the Cepheid License and covenant not to sue, and for Cepheid’s distributors to distribute and sell as contemplated by the “have sold” rights under the Cepheid License, unhindered by other intellectual property rights that Idaho Technology has the right to license or sublicense. To that end, but only to that end, and without expanding the scope of the Cepheid License or covenant not to sue, Idaho Technology represents and warrants that it does not, as of the date first set forth above, have the power to license or sublicense any other patents or currently pending patent applications that would materially block Cepheid from the exercise of any claim of the Cepheid License (“Idaho Technology Blocking Patents”).

9.	Without expanding the scope of the Cepheid License, Idaho Technology hereby grants to Cepheid, on a world-wide, non-exclusive, fully paid-up, royalty-free basis, a further license and covenant-not-to-sue Cepheid for any such Idaho Technology Blocking Patents, but only insofar as not to materially block Cepheid from the exercise of the Cepheid License (the “Cepheid Additional Licenses”). Further, solely with respect to the sale or other distribution of Cepheid Instruments or Cepheid Licensed Kits by Cepheid’s distributors under the “have sold” rights of the Cepheid License, Idaho Technology hereby covenants not to sue Cepheid’s distributors for infringement of any such Idaho Technology Blocking Patents.

10.	Notwithstanding anything to the contrary in this Agreement, Idaho Technology’s covenants not to sue and any licenses or other rights granted by Idaho Technology under this Agreement (specifically including the covenants not to sue and licenses or rights under paragraphs 4, 9, 12 and 23), shall not extend to, and expressly exclude any right of Cepheid or any third party to make, have made, use, sell, offer to sell, have sold, import, or export, or to recommend to users or prospective users of any Cepheid Instrument or Cepheid Licensed Kits, any of the following items, services or processes: (a) FRET hybridization probe pairs, (b) SYBR® Green I, (c) LCGreen® I, LCGreen® Plus, (d) SimpleProbes®, (e) high resolution melting using a saturation dye and/or an unlabeled probe (as defined in U.S. Patent Application Publication Nos. 2005/0233335 and 2006/0019253), (f) all claims of U.S. Patent No. 6,174,670 not specifically included in the Idaho Technology Licensed Patents, or (g) any additional nucleic acid detection method wherein the detection means or use thereof is proprietary to Idaho Technology and that is first filed, first sold, first offered for sale, or for which rights are first acquired by Idaho Technology after the Effective Date (the “Excluded Matters”).

11.	It is the intent of the parties to allow Idaho Technology to exercise the Idaho Technology License, unhindered by other intellectual property rights that Cepheid has the right to license or sublicense. To that end, but only to that end, and without expanding the scope of the Idaho Technology License, Cepheid represents and warrants that it does not have the power to license or sublicense any other patents or currently pending patent applications that would materially block Idaho Technology from the exercise of the Idaho Technology License (“Cepheid Blocking Patents”).

12.	Without expanding the scope of the Idaho Technology License, Cepheid hereby grants to Idaho Technology on a world-wide, non-exclusive, fully paid-up, royalty-free basis, a further license and covenant-not-to-sue Idaho Technology for any such Cepheid Blocking Patents, but only insofar as not to materially block Idaho Technology from the exercise of any claim of the Idaho Technology License (the “Idaho Technology Additional Licenses”). Further, solely with respect to sales or other distribution by Idaho Technology’s distributors under the “have sold” rights of the Idaho Technology License, Cepheid hereby covenants not to sue Idaho Technology’s distributors for infringement of any such Cepheid Blocking Patents.
Marking
13.	Cepheid covenants and agrees that any Cepheid Instruments and any Cepheid Licensed Kits manufactured, marketed, distributed, sold, imported or exported by or for Cepheid under the Cepheid License or any Cepheid Additional Licenses shall be conspicuously marked, labeled and packaged with the following label licenses (and advertised in a consistent manner) to the extent reasonably practical:
a.	For kits:
“The purchase of this product includes a limited, non-transferable license under U.S. Patents Nos. 6,787,338; 6,503,720 and 6,303,305, and claims 9, 10, 11, 56, 76, 80 and 107 of U.S. Patent No. 6,174,670, and corresponding claims in patents and patent applications outside the United States, owned by the University of Utah Research Foundation and licensed to Idaho Technology, Inc., to use only this amount of product and only in an instrument marketed, distributed, sold, leased or otherwise transferred using a Cepheid trademark. No right is conveyed, expressly, by implication or estoppel, under any other patent or patent claims owned by the University of Utah Research Foundation or Idaho Technology, Inc. Without limiting the foregoing, no right, title or license is herein granted with respect to the uses that are proprietary to Idaho Technology or the University of Utah Research Foundation of fluorescent double stranded nucleic acid binding dyes , specifically including but not limited to SYBR® Green I, LCGreen® I, or LCGreen® Plus.”

b.	For instruments:
“The purchase of this instrument includes a limited, non-transferable license under U.S. Patents Nos. 6,787,338; 6,503,720 and 6,303,305, and claims 9, 10, 11, 56, 76, 80 and 107 of U.S. Patent No. 6,174,670, and corresponding claims in patents and patent applications outside the United States, owned by the University of Utah Research Foundation and licensed to Idaho Technology, Inc. No right is conveyed, expressly, by implication or estoppel, under any other patent or patent claims owned by the University of Utah Research Foundation or Idaho Technology, Inc. Without limiting the foregoing, no right, title or license is herein granted with respect to the uses that are proprietary to Idaho Technology or the University of Utah Research Foundation of fluorescent double stranded nucleic acid binding dyes, specifically including but not limited to SYBR® Green I, LCGreen® I, or LCGreen® Plus.”
It is understood that Idaho Technology may update the above label licenses from time to time by providing written notice to Cepheid of any changes, provided that Cepheid shall be given sufficient time to make appropriate revisions to its labels and marketing materials. Subject to its reservation of rights, remedies and protections of law related to the Excluded Matters, and solely to the extent of the Cepheid License and any Cepheid Additional Licenses, Idaho Technology covenants not to sue Cepheid or its distributors for use of Cepheid Licensed Instruments or Cepheid Licensed Kits manufactured, distributed or sold by Cepheid under the Cepheid License or the Cepheid Additional Licenses, provided such manufacture, distribution and sale and such customer’s use of the Cepheid Licensed Instruments or Cepheid Licensed Kits is otherwise in compliance with the terms and conditions of this Agreement and applicable label licenses.
14.	Idaho Technology covenants and agrees that any Idaho Technology Products manufactured, marketed, distributed, sold, imported or exported by or for Idaho Technology under the Idaho Technology License or any Idaho Technology Additional Licenses shall be conspicuously marked, labeled and packaged with the following label licenses (and advertised in a consistent manner) to the extent reasonably practical:
“The purchase of this product includes a limited, non-transferable license under U.S. Patents Nos. 6,713,297; 6,783,934; 6,911,327; and 6,942,971, including pending U.S. Patent Application No. 11/225,247, and corresponding claims in patents and patent applications outside the United States, owned by Cepheid, to use this product. No right is conveyed, expressly, by implication or estoppel, under any other patent or patent claims owned by Cepheid.
It is understood that Cepheid may update the above label licenses from time to time by providing written notice to Idaho Technology of any changes, provided that Idaho Technology shall be given sufficient time to make appropriate revisions to its labels and marketing materials. Solely to the extent of the Idaho Technology License and the Idaho Technology Additional Licenses, Cepheid covenants not to sue Idaho Technology or its distributors or customers for use of Idaho Technology Products manufactured, distributed or sold by Idaho Technology under the Idaho Technology License or any Idaho Technology Additional Licenses, provided such manufacture, distribution and sale and such customer’s use of the Idaho Technology Products is otherwise in compliance with the terms and conditions of this Agreement and applicable label licenses.
Fields
15.	All fields for Cepheid Licensed Instruments, Cepheid Licensed Kits, and Idaho Technology Licensed Products.
Sublicensing and Assignments
16.	Either party or its Affiliates may extend the rights licensed to it under the other party’s patents to a bona fide joint venture to which a party or any of its Affiliates is a party and to the other joint venture partner(s) in any such joint venture, but only to the extent necessary for research and development. Any such sales of a product of a Cepheid joint venture must be made using Cepheid’s trademarks, as described in paragraphs 2 and 3.

17.	Either party may transfer the rights licensed to it under the other party’s patents to any third party that acquires all or substantially all of a party’s business and operations under the Cepheid License or the Idaho Technology License. In such a situation the transferor shall relinquish its license under this Agreement to the transferee.

18.	Except as otherwise provided in paragraphs 16 and 17, neither the rights under the Idaho Technology License, the Cepheid License nor this Agreement as a whole, shall be assignable or transferable by either respective party without the prior written permission of the other party, which permission may be withheld at the sole discretion of the other party. Notwithstanding the foregoing, without permission of the other party, and subject to the other provisions of this paragraph, either party may assign or transfer all rights and releases for past infringement, but only to the extent of Cepheid Instruments or Cepheid Licensed Kits, and obligations under this Agreement to a merger partner or third party in connection with such third party’s acquisition of all or substantially all of such party’s assets.
Releases
19.	Idaho Technology Plaintiffs shall, and hereby do, for themselves and for each of their respective predecessors and successors, release and forever discharge Cepheid and its respective past and present subsidiaries, parents, Affiliates, officers, directors, employees, partners, agents, predecessors, successors, assigns and attorneys, jointly and severally, (collectively, the “Cepheid Releasees”) of and from any manner of actions and causes of action, damages and remedies whatsoever in law or in equity, asserted or that could have been asserted in the Utah Litigation, or that could have been asserted with respect to the Idaho Technology Licensed Patents, including without limitation all claims for past (but not future) damages in connection with U.S. Patent Nos. 6,569,627 and 6,174,670. For the avoidance of doubt, these releases do not include, however, any defense to a claim of infringement or a breach of license (whether asserted by way of affirmative defense, counterclaim or declaratory judgment) that may be asserted with respect to any patent or claims thereof.

20.	Cepheid shall, and hereby does, for itself and each of its predecessors and successors, release and forever discharge Idaho Technology Plaintiffs and their respective past and present subsidiaries, parents, Affiliates, officers, directors, employees, partners, agents, predecessors, successors, assigns and attorneys, jointly and severally, (collectively, the “Idaho Technology Releasees”) of and from any manner of actions and causes of action, damages and remedies whatsoever in law or in equity, asserted or that could have been asserted in the Utah Litigation, or that could have been asserted with respect to the Cepheid Licensed Patents. For the avoidance of doubt, these releases do not include, however, any defense to a claim of infringement or a breach of license (whether asserted by way of affirmative defense, counterclaim or declaratory judgment) that may be asserted with respect to any patent or claims thereof.

21.	The Parties hereby waive, with respect to the releases given above, to the extent necessary and consistent with the scope of the releases herein, Cal. Civ. Code section 1542 and any statutory law or common law principle of any state or territory of the United States of similar effect. Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

22.	None of the releases in paragraphs 4, 7, 19 or 20 above shall apply to claims based on events occurring after the Effective Date hereof. Further, and notwithstanding anything to the contrary in this Agreement, with respect to the releases of claims pursuant to paragraphs 4, 7, 19 or 20 above, such releases (a) shall inure solely to the benefit of Cepheid and Idaho Technology and their respective Affiliates as of the date hereof, as the case may be, (b) shall not inure to the benefit, directly or indirectly, of any third party, including any transferee or sublicense of either party’s rights hereunder, and (c) shall not be transferable or assignable, in whole or in part, to any third party, except as permitted in paragraph 18.

Covenant Not to Sue
23.	Subject to its reservation of rights, remedies and protections of law related to the Excluded Matters, Idaho Technology covenants not to sue Cepheid or Cepheid’s distributors or customers with respect to Cepheid’s marketing, distribution, sale, lease or other transfer (directly or through its distributors) of products that (i) are manufactured by Becton, Dickinson & Co.; (ii) are marketed, distributed, sold, leased or otherwise transferred by Cepheid under trademarks owned by Becton, Dickinson; and (iii) except for being marketed, distributed, sold, leased or otherwise transferred under trademarks owned by Becton, Dickinson, would otherwise constitute Cepheid Licensed Kits; and (iv) infringe in any manner upon one or more claims of the Idaho Technology Licensed Patents. However, nothing in this Agreement shall limit Idaho Technology’s rights or remedies against Becton, Dickinson or against the manufacturers of other third party products. Furthermore, Cepheid’s rights under this Agreement shall not affect any royalty or other obligations of third parties to Idaho Technology.

24.	Said covenant not to sue shall run with the Idaho Technology Licensed Patents, such that any acquirer of any of the Idaho Technology Licensed Patents subject to these covenants shall be bound to the same obligations as the parties herein.
Consideration
25.	In addition to the licenses, releases and covenants above, Cepheid shall pay the sum of Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) (the “Settlement Payment”) to Idaho Technology in accordance with wire transfer instructions to be provided by Idaho Technology prior to the Effective Date, within three (3) business days of the final execution and delivery of this Agreement, which sum is not refundable or subject to any deductions or offsets of any kind or nature. Time is of the essence with respect to payment of the Settlement Payment. The Settlement Payment shall be made in United States currency by wire transfer in accordance with written wire transfer instructions provided by Idaho Technology.

26.	Notwithstanding anything to the contrary in this Agreement, the parties covenant and agree that (a) the releases under paragraphs 4 and 19, and the licenses granted under paragraphs 4 and 9, are and shall be expressly subject to and conditioned upon Idaho Technology’s timely receipt of the Settlement Payment in full as set forth above; and (b) following any failure or refusal of Cepheid to make the Settlement Payment in full as set forth above, Idaho Technology shall have the right, for itself and on behalf of the Utah Research Foundation, to cancel and rescind the releases under paragraphs 4 and 19, and the licenses granted under paragraphs 4 and 9, effective upon written notice to Cepheid.

27.	The parties acknowledge that the Settlement Payment, the releases under paragraphs 4, 7, 19 and 20, and the licenses granted under paragraphs 4, 7, 9 and 12, are not evidence of what a reasonable royalty would be as determined in a suit for infringement of any of the patents covered by this Agreement because, among other reasons, the determination of a reasonable royalty in a patent infringement suit assumes that the relevant patent is valid, enforceable and infringed, while in this case, the payment under this paragraph as well as the releases under paragraphs 4, 7, 19 and 20, and the licenses granted under paragraphs 4, 7, 9 and 12, represent a compromise settlement of disputed issues. Accordingly, the parties acknowledge that the Settlement Payment is specifically based upon many considerations, including but not limited to: the issues raised by the Utah Litigation, the fact that the parties desire to comprise and settle the Utah Litigation without incurring the cost, expense and risk of further litigation, and the fact that the negotiations do not reflect what a willing licensee would pay a willing licensor in an arm’s-length transaction with respect to any patent covered by this Agreement and the fact that this Agreement includes cross-licenses as to certain patent rights between Idaho Technology and Cepheid.

28.	If the Settlement Payment to Idaho Technology provided for herein should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any state or federal law (collectively “voidable transfers”), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Idaho Technology is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Idaho Technology’s counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys fees of Idaho Technology related thereto, the entire liability of Cepheid and all rights of Idaho Technology against Cepheid, if any, existing or alleged prior to the date of execution of this Agreement shall automatically be revived, reinstated and restored and shall exist, and the licenses granted hereunder shall be automatically terminated, as though this Agreement had never been executed and the voidable transfers had never been made.

29.	No other royalties shall be due now or in the future for Cepheid Licensed Instruments, Cepheid Licensed Kits, or Idaho Technology Licensed Products.
     Term:
30.	The Cepheid License and the Cepheid Additional Licenses shall expire upon the last to expire of the Idaho Technology Licensed Patents, whereas the Idaho Technology License and the Idaho Technology Additional Licenses shall expire upon the last to expire of the Cepheid Licensed Patents.

     Representations and Warranties
31.	Nothing contained in this Agreement is or shall be construed as: (a) a warranty or representation by any of the parties to this Agreement as to the validity, enforceability or scope of any of the Idaho Technology Licensed Patents or the Idaho Technology Blocking Patents; (b) a warranty or representation that any manufacture, sale, lease, use or other disposition of products will be free from infringement of any patent rights or other intellectual property rights of any third-party; or (c) an obligation to furnish any technical or other information or know-how.

32.	Nothing contained in this Agreement is or shall be construed as: (a) a warranty or representation by any of the parties to this Agreement as to the validity, enforceability or scope of any of the Cepheid Licensed Patents or the Cepheid Blocking Patents; (b) a warranty or representation that any manufacture, sale, lease, use or other disposition of products will be free from infringement of any patent rights or other intellectual property rights of any third-party; or (c) an obligation to furnish any technical or other information or know-how.

33.	The Idaho Technology Plaintiffs each represent and warrant that (i) they are, either individually or collectively, the owners or joint owners of the right, title and interest in and to the Idaho Technology Licensed Patents to the extent applied for or issued on or before the date hereof; and (ii) they have the right and power to enter into this Agreement and, have the power to grant the licenses, releases and covenants-not-to-sue set forth herein.

34.	Cepheid represents and warrants that (i) it is the owner of the right, title and interest in and to the Cepheid Licensed Patents; and (ii) it has the right and power to enter into this Agreement and, has the power to grant the licenses, releases and covenants-not-to-sue set forth herein.

35.	EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING WITHOUT LIMITATIONS THE IMPLIED WARRANTIES OF MERCHANTABILITY, LACK OF INFRINGEMENT OF THE RIGHTS OF THIRD PARTIES, SUITABILITY AND/OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
     Additional Terms and Conditions:
36.	The parties agree to promptly dismiss the Utah Litigation with prejudice, each side to bear its own fees and costs, except that such dismissal shall not preclude the future assertion of any claims, defense, or counterclaim solely with respect to any non-licensed patent claims or portions thereof, or any defense reserved under paragraphs 19 and 20.

37.	Confidentiality. The terms of this Agreement shall remain confidential. However, the parties each respectively reserves the right to disclose portions of this Agreement under confidentiality to third parties, as required by pre-existing agreements with such third parties, to bona fide potential acquirers, to the parties’ respective auditors, accounting and legal professionals, and as otherwise required by law; provided, however, that (a) the disclosing party shall disclose only the minimum amount of information required by applicable law and (b) any such disclosures shall be subject to, and comply with, paragraph 39 below.

38.	Idaho Technology and Cepheid shall issue a joint press release regarding this Agreement, the text of which shall be subject to mutual agreement of Idaho Technology and Cepheid and shall be subject to paragraph 39 below. Except for the information disclosed in the joint press release and the label license requirements set forth in paragraph 13 above, no party shall use the name of the other party or reveal the terms of this Agreement on any publicity or advertising without the prior written approval of the other parties, except that Idaho Technology and Cepheid may use the text of a written statement approved in advance by both Idaho Technology and Cepheid without further approval.

39.	Notwithstanding anything to the contrary in this Agreement, (i) any disclosure of the terms of this Agreement shall fairly and accurately describe the settlement as involving a settlement payment to Idaho Technology and related cross-licenses of certain patent rights between Idaho Technology and Cepheid; (ii) each party’s “Confidential Information” (as such quoted term is defined below) shall remain subject to that certain Mutual Non-Disclosure Agreement executed between Cepheid and Idaho Technology dated November 16, 2006 (the “NDA”); and (iii) neither party shall use or disclose any such “Confidential Information” except as expressly permitted under the NDA. For purposes of this paragraph 39, the information set forth in documents # 1-4, 7, and 9-21 of the “Product Specifications” shall be deemed Confidential Information under the NDA.

With respect to the Product Specifications, (i) on or prior to the date hereof, Cepheid shall store or save the Product Specifications in electronic, read-only format on four (4) separate DVD-ROMs, all of which are labeled “Cepheid-Idaho Technology Settlement and Cross-License Agreement: Product Specifications” and dated; and (ii) on or prior to the date hereof, Cepheid shall distribute the DVD-ROMs as follows: one (1) copy to Idaho Technology; one (1) copy to Idaho Technology’s outside counsel of record in the Utah Litigation, one (1) copy to Cepheid’s outside counsel of record in the Utah Litigation, and one (1) copy to be retained by Cepheid.

40.	This settlement is intended solely as a compromise of disputed claims without further litigation. Neither the fact of entry into this Agreement nor the terms hereof nor any acts undertaken pursuant hereto shall constitute an admission or concession of liability or of the validity of any claim or defense asserted in the Utah Litigation, or of any wrongdoing toward any other person, including any breach of contract or violation of any federal, state or local law, regulation or ordinance. The parties specifically disclaim any liability to each other for any alleged wrongdoing of any kind. Neither the fact of entry into this Agreement nor the terms hereof nor any acts undertaken pursuant hereto shall be offered or admitted in evidence in any legal proceeding other than to enforce rights and obligations relating to this Agreement.

41.	Notwithstanding anything to the contrary in this Agreement, no implied licenses are granted hereunder and, except for the license grants expressly set forth in paragraphs 4, 7, 9 and 12 above, no further rights or licenses are granted, by implication, estoppel or otherwise, in or to any patents, patentable subject matter, trademarks, trade secrets, copyrights or copyrightable subject matter or other tangible or intangible rights or interests of any party hereto.

42.	All rights and licenses expressly granted under or pursuant to this Agreement, specifically including the Cepheid License, the Idaho Technology License, the Cepheid Additional License and the Idaho Technology Additional License are, and shall otherwise be deemed to be, for purposes of paragraph 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under paragraph 101(56) of the Bankruptcy Code. The parties agree that the licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including but not limited to the right to retain all of its rights under this Agreement if the licensor thereof as a debtor-in-possession or a trustee-in-bankruptcy rejects this Agreement.
     Miscellaneous.
43.	Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto. This Agreement shall not be assigned by either party, except as otherwise provided in paragraphs 16 and 17 above.

44.	This Agreement (and the NDA referenced herein) constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. Except to the extent expressly set forth herein, no prior negotiations, proposals, contracts, arrangements or agreements, whether written or verbal, are made a part of this Agreement. No amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party.

45.	Each party agrees that the releases and discharges contained in this Agreement are given for good and adequate consideration, freely and voluntarily and after having consulted with his, her or its counsel concerning the terms of this Agreement. Each party acknowledges that they are represented by legal counsel of their choice and have had the opportunity to consult with legal counsel to the extent desired regarding the meaning and consequences of the terms of this Agreement and understand the same. Each party acknowledges that they have been given adequate time within which to read and review this Agreement and to consider whether or not to execute this Agreement. Each party affirms that they are not relying on any representations or statements made by the other party which are not specifically included in this Agreement.

46.	Nothing contained in this Agreement shall be construed as imposing any obligation to institute any suit or action for infringement of any patents, or to defend any suit or action brought by a third-party which challenges or concerns the validity or enforceability of any patents licensed under this Agreement.

47.	This Agreement will not be binding until it has been signed below by all parties.

48.	Nothing contained in this Agreement shall be construed as an obligation to file any patent application or to secure any patent or to maintain any patent in force.

49.	Except as required by paragraph 13 above, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark or other designation of either party hereto and its subsidiaries (including any contraction, abbreviation or simulation of any of the foregoing).

50.	Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

51.	The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

52.	Nothing in this Agreement shall be construed to place any or all of the parties in a relationship of partners or joint venturers.

53.	This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Utah (excluding its conflicts of laws principles). Venue for all purposes shall be deemed to lie exclusively within the state and federal courts located in the State of Utah. Each party irrevocably and unconditionally consents to the personal jurisdiction of such courts and waives trial by jury and any and all motions, objections or defenses, whether procedural or substantive, based upon or directly or indirectly asserting lack of in personam jurisdiction, inconvenient forum or the like.

54.	This Agreement and any counterpart original thereof may be executed and transmitted by facsimile or by emailed portable document format (“.pdf”) document. The facsimile and/or .pdf signature shall be valid and acceptable for all purposes as if it were an original. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

55.	The waiver by either party, or the failure by either party to claim a breach, of any provision of this Agreement shall not be construed or interpreted as a continuing waiver, a waiver of any subsequent breach or to affect in any way the effectiveness of such provision.
     THE UNDERSIGNED hereby execute and deliver this Agreement and make the same effective as of the latest date specified below (the “Effective Date”).
IDAHO TECHNOLOGY, INC.

By:	/s/ Kirk Ririe

Print name/title:	Kirk Ririe
Chief Executive Officer

Date: January 2, 2007

THE UNIVERSITY OF UTAH RESEARCH FOUNDATION

By:	/s/ John K. Morris

Print name/title: John K. Morris
Secretary

Date: January 2, 2007

CEPHEID

By:	/s/ Joseph H. Smith

Print name/title: Joseph H. Smith
Senior Vice President, General Counsel and Secretary

Date: January 5, 2007

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